UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 5, 2013
Date of earliest event reported: February 2, 2013

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)   On March 21, 2008, the Compensation and Management Development Committee of the Board of Directors of Macy's, Inc. (the "Company") authorized a stock credit plan for certain of its senior executives for the performance period covering fiscal years 2008 and 2009.  Pursuant to the stock credit plan, the executives received phantom stock units hereinafter referred to as “stock credits”.  The purpose of the stock credit plan was to align senior management's compensation with the interests of the Company's shareholders and the Company's performance, including achievement of objectives relating to the Company’s Four Priorities for the 2008 and 2009 fiscal years and certain financial objectives from the My Macy’s localization initiative and the expense savings from the consolidations of three operating divisions.

       In accordance with the terms of the 2008-2009 stock credit plan, earned performance-based stock credits and time-based stock credits were all subject to two-year and three-year holding periods commencing on January 31, 2010 with their ultimate value to the participants dependent on Macy's stock price.  The value of one-half of the stock credits, with dividend equivalents accrued during the holding period, was paid in cash to the senior executives at the conclusion of the two-year holding period in January 2012.   The value of the remaining one-half of the stock credits, with dividend equivalents accrued during the three-year holding period, is being paid in cash to the senior executives at the end of the three-year holding period (with an automatic payment on or about February 4, 2013).

       The stock credit plan provides that the value of the stock credits is determined on the basis of the average closing price of Macy’s common stock as reported on the New York Stock Exchange for the 20 business days preceding a payment date.  For the February 4, 2013 payment, this value was $38.27 per share.

      The executive officers named in the Company’s March 28, 2012 proxy statement received the amounts shown below with respect to the 2008-2009 stock credits for which the three-year holding period ended as of the end of fiscal year 2012.  Ron Klein, a named executive officer in the 2012 proxy statement, retired during fiscal 2012 and is not listed below.

Stock Credit Dividend Value Equivalent T. Lundgren $7,104,118.27 $310,596.25 K. Hoguet $1,560,988.14 $68,246.89 T. Adams $810,816.92 $35,449.12 T. Cole $1,560,988.14 $68,246.89

MACY’S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY’S, INC.

Dated: February 5, 2013	By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Executive Vice President, General Counsel and Secretary